Exhibit 99.1

Fellow Shareholders,	April 25, 2024
We delivered solid results in Q1, growing Streaming Households (previously “Active Accounts”)1 14% YoY, Streaming Hours 23% YoY, and Platform Revenue 19% YoY. Roku remains the #1 selling TV OS in the U.S. and Mexico, and we continue to expand our retail distribution. The Roku Channel’s ongoing growth made it the #3 app on our platform by both reach and engagement. This strong performance demonstrates the impact of surfacing relevant content throughout our platform. We also achieved positive Adjusted EBITDA and Free Cash Flow for the third consecutive quarter, demonstrating our ongoing focus on operational efficiencies.
Q1 2024 Key Results
•Total net revenue was $882 million, up 19% year over year (YoY)
•Platform revenue was $755 million, up 19% YoY
•Gross profit was $388 million, up 15% YoY
•Streaming Households were 81.6 million, a net increase of 1.6 million from Q4 2023
•Streaming Hours were 30.8 billion, up 5.7 billion hours YoY
•Average Revenue Per User (ARPU) was $40.65 on a trailing 12-month basis (TTM), flat YoY
•Third consecutive quarter of positive Adjusted EBITDA and Free Cash Flow

Key Operating Metrics	Q1 23	Q2 23	Q3 23	Q4 23	Q1 24	YoY %
Active Accounts (millions)	71.6	73.5	75.8	80.0	81.6	14%
Streaming Hours (billions)	25.1	25.1	26.7	29.1	30.8	23%
ARPU (TTM)	$40.67	$40.67	$41.03	$39.92	$40.65	—%

Summary Financials ($ in millions)	Q1 23	Q2 23	Q1 23	Q2 23	Q1 24	YoY %
Platform revenue	$634.6	$743.8	$786.8	$828.9	$754.9	19%
Devices revenue	106.4	103.4	125.2	155.6	126.5	19%
Total net revenue	741.0	847.2	912.0	984.4	881.5	19%
Platform gross profit	334.0	395.8	378.2	458.5	394.4	18%
Devices gross profit (loss)	3.6	(17.6)	(9.4)	(20.5)	(6.1)	nm
Total gross profit	337.6	378.3	368.8	437.9	388.3	15%
Platform gross margin %	52.6%	53.2%	48.1%	55.3%	52.2%	(0.4)	pts
Devices gross margin %	3.4%	(17.0)%	(7.5)%	(13.2)%	(4.8)%	(8.2)	pts
Total gross margin %	45.6%	44.7%	40.4%	44.5%	44.1%	(1.5)	pts
Research and development	220.1	192.4	282.2	183.8	180.5	(18)%
Sales and marketing	233.9	227.2	307.7	264.6	202.1	(14)%
General and administrative	96.1	84.7	128.7	93.7	77.7	(19)%
Total operating expenses	550.1	504.2	718.6	542.1	460.3	(16)%
Loss from operations	(212.5)	(126.0)	(349.8)	(104.2)	(72.0)	(66)%
Adjusted EBITDA A	(69.1)	(17.8)	43.4	47.7	40.9	nm
Adjusted EBITDA margin %	(9.3)%	(2.1)%	4.8%	4.8%	4.6%	14.0	pts
Cash flow from operations (TTM)	(243.4)	15.4	246.9	255.9	456.0	nm
Free cash flow (TTM) A	(448.1)	(169.3)	100.8	175.9	426.8	nm

Outlook ($ in millions)	Q2 2024E	A - Refer to the reconciliation of Net loss to Adjusted EBITDA and Cash flow from operations to Free cash flow in the non-GAAP information at the end of this letter.
Total net revenue	$935
Total gross profit	$410
B - Q2 2024E reconciling items between net loss and non-GAAP Adjusted EBITDA consist of stock-based compensation of approx. $100 million, depreciation and amortization of approx. $15 million, and other income of approx. $20 million.

Net income (loss)	$(65)
Adjusted EBITDA B	$30
1 ”Streaming Households” are the number of distinct user accounts that have streamed content on our platform within the last 30 days of the period. Prior to this shareholder letter, we referred to “Streaming Households” as “Active Accounts.” While we have changed this term to better reflect the nature of our business, we calculate “Streaming Households” using the same methodology that we used to calculate “Active Accounts,” and this change in terminology does not change any metrics we have reported in prior periods.

Roku Q1 2024 Shareholder Letter

Market-Leading Scale
In Q1, Roku grew Streaming Households to 81.6 million globally. Sequential net adds of 1.6 million were in line with Q1 2023 and driven by both TVs and streaming players. Roku continued to benefit from consumers’ focus on value. The Roku operating system (OS) was again the #1 selling TV OS in the U.S. and Mexico, representing approximately 40% of TVs sold in each country in Q12.
In January, we announced the Roku Pro Series, expanding our award-winning lineup of Roku-branded TVs (designed, made, and sold by Roku). Our new higher-performing TVs come with advanced features, including: Roku Smart Picture Max, which uses AI to automatically optimize brightness and colors and select the best picture mode for the viewer; Roku Soundstage Audio, which projects sound out and around the viewer through new side-firing speakers; Backdrops, which displays artwork or photos and transforms the TV into a work of art; and a new Voice Remote Pro with touch-activated backlit buttons. The Roku Pro Series is now available in 55”, 65”, and 75” models at Best Buy in store and online, Amazon.com, and Walmart.com. These innovative new features and more are also available in our latest software update to all supported Roku streaming devices in the U.S.
With Backdrops, users can select their favorite artwork or upload their own image to transform their Roku OS-enabled TV into a work of art
Driving Engagement
Globally, our users streamed 30.8 billion hours in Q1. Streaming Hours grew 23% YoY as viewers continue to shift to TV streaming. During the same period, hours on traditional TV in the U.S. fell 13% YoY (Nielsen). We also grew engagement per household globally, with Streaming Hours per Streaming Household per day of 4.2 hours in Q1 2024, up from 3.9 hours in Q1 2023.
2 Source: Circana, Retail Tracking Service, Unit Sales, Jan-Mar 2024 combined

Roku Q1 2024 Shareholder Letter

Viewer Experience
As the programmer of our Home Screen, we continue to introduce innovative ways for our viewers to find great entertainment, while also growing monetization opportunities.
Sports remains one of the most important content categories for audiences and advertisers, and Roku is well positioned to benefit from its shift to streaming. To make Super Bowl LVIII easily accessible for viewers, we promoted it in the NFL Zone and throughout our platform. The NFL Zone (within the Roku Sports experience) offers football fans a centralized location to find live and upcoming games, weekly previews, and League highlights. Super Bowl LVIII was also promoted through Roku City, Roku-sold sponsorships, and Roku Pay subscription sign-ups. According to Nielsen, Super Bowl LVIII attracted the largest U.S. TV audience on record, and more than a fifth of all TV viewers streamed on the Roku platform (based on internal Roku data)3.
The NFL Zone, sponsored by TurboTax; Super Bowl LVIII integration in Roku City
In April we launched the NBA Zone, a one-stop destination for NBA games, highlights, documentaries, original series, league news, and more. The NBA Zone includes the NBA App, and NBA League Pass, the NBA’s premium live out-of-market game subscription service, which is available to purchase with Roku Pay. Roku has also partnered with the NBA to launch the first-ever NBA FAST channel exclusively on The Roku Channel. The NBA FAST channel features classic games, highlights, recaps, documentaries, original series, studio shows, interviews, and more. This new channel expands our current lineup of more than 35 sports-focused FAST channels.

Roku
12:39 pm
NBA Zone
NBA Games
1 of 40
4:30 pm
4:30 pm
5:00 pm
Fri 4:00 pm
NBA: Boston Celtics at Atlanta Hawks
Today • 4:30 pm
More NBA Content
Live
GAME RECAP
02:16
TOP 10 PLAYS OF THE NIGHT
02:16
BRING IT HOME

The NBA Zone, within the Roku Sports experience
3 All TV viewers includes streaming, cable, broadcast, satellite, and over-the-air. Roku viewers based on internal Roku data.

Roku Q1 2024 Shareholder Letter

On our Home Screen, we surface content to our viewers at the start of their streaming journey. Recent Home Screen experiences include our New Year’s Eve hub in late December, the Emmys Collection in January, the Valentine’s Day Zone in February, and the Oscars Collection in March. With insights and learnings from these destinations, we are creating more Home Screen experiences that we can scale for the benefit of viewers and marketers — particularly those who want to sponsor tentpole content and events.
We also help viewers find great entertainment through recommendations integrated across the Roku platform. For example, at the top of our Home Screen grid, we recently added a new personalized content row powered by AI. We also offer “You May Also Like” suggestions on content details pages. Unlike suggestions from streaming services, which are restricted to their libraries, Roku’s recommendations include content from streaming apps across our platform. Our ongoing enhancements to our Home Screen are helping to drive engagement, with Streaming Hours originating from the Home Screen Menu (left-hand navigation) more than doubling YoY in Q1. This growing engagement creates more monetization opportunities.

Roku
12:00 pm
Home
What to Watch
Live TV
Featured Free
Sports
Streaming Store
Search
Settings
Recommended
PARISH
Live
abc NEWSLIVE
THE SPIDERWICK CHRONICLES
Apps & Inputs
Live TV
NETFLIX
Disney+
tv
Paramount+
Roku Channel

Personalized content row to help guide viewers to great entertainment
The Roku Channel
We continue to drive strong growth of The Roku Channel, which became the #3 app on our platform in Q1 by both reach and engagement, with Streaming Hours up 66% YoY.
Providing a broad array of content for our viewers, The Roku Channel offers AVOD, Live TV (FAST4), and Premium Subscriptions through viewing experiences across our platform. We use our genre-specific viewer experiences, like Sports, to elevate related programming. As part of Super Bowl LVIII, for example, we once again brought Roku Original “The Rich Eisen Show” to audiences live, selling out sponsorships to brands including Subway and BMW of North America. BMW’s campaign also included creative on our Home Screen, interactive video overlays promoting BMW’s website, and content in support of BMW’s Big Game spot.
4 FAST: free ad-supported linear streaming TV, does not include on-demand content

Roku Q1 2024 Shareholder Letter

Automaker BMW sponsored segments of “The Rich Eisen Show”
Short-form content is another popular category with viewers. Recently, we launched short-form video clips from NBCUniversal on The Roku Channel. Highlights from NBC Sports and late-night programming, such as “Saturday Night Live” and “The Tonight Show Starring Jimmy Fallon,” appear throughout our platform shortly after they air live. This generates additional reach and engagement, which we are able to monetize.

Roku
8:45 pm
200 Items
Home
Live TV
Search
What to Watch
Featured Free
Sports
Streaming Store
Settings
Press
SATURDAY NIGHT LIVE
Last night's sketches.
Available now.
RokuChannel
Roku Channel
Disney+
tv
NETFLIX
peacock
discovery+
Paramount+
max
ESPN
KIDS and family
Live TV
prime video
ROKU

“Saturday Night Live” clips highlighted on the Roku Home Screen

Roku Q1 2024 Shareholder Letter

Growing Monetization
We generate Platform revenue primarily from the sale of advertising (including direct and programmatic video advertising, M&E promotional spending, sponsorships, and related ad products and services), as well as streaming services distribution (including subscription and transactional revenue, the sale of Premium Subscriptions, and the sale of branded app buttons on remote controls).
Platform revenue was $755 million in Q1, up 19% YoY, reflecting contributions from streaming services distribution and advertising activities. In Q1, Platform Gross Margin was 52%, flat YoY. ARPU was $40.65 in Q1 (on a trailing 12-month basis), relatively flat YoY. This reflects an increasing share of Streaming Households in international markets where we are currently focused on growing scale and engagement.
Streaming Services Distribution Activities
With more than 81 million Streaming Households globally and the #1 TV streaming platform by hours streamed in the U.S.5, Roku helps streaming services acquire, engage, and retain subscribers. In Q1, streaming services distribution activities grew faster than Platform revenue overall, benefiting in part from price increases for subscription-based apps on our platform. Live sports are still accelerating the shift of viewers from traditional TV to streaming and were a driver for SVOD6 sign-ups on our platform in Q1. For this year’s Super Bowl, we drove sign-ups for Paramount+ through both a Premium Subscription in The Roku Channel and the Paramount+ DTC app. Roku Pay, our payments and billing service, makes it easy for both our viewers and content partners to transact subscriptions. We are focused on the large opportunity to grow the share of subscriptions on our platform that are billed through Roku Pay.
Roku Pay enables quick and easy subscription sign-up
Advertising Activities
The YoY growth of video advertising across the Roku platform outperformed both the overall ad market and the traditional linear TV ad market in the U.S. The Consumer Packaged Goods, Retail, and Auto verticals grew, while Insurance remained challenged.
5 Hypothesis Group, Dec 2023
6 Subscription video on demand

Roku Q1 2024 Shareholder Letter

Home Screen and video ads on the Roku platform reached U.S. households with nearly 120 million people on a daily basis in Q1. Our broad array of ad products connects advertisers with viewers throughout the streaming journey, from the Home Screen to Roku Originals to Roku City, and more. In Q1, we launched a new, virtual "showroom" that allows viewers to explore product options on the Roku platform. Advertisers can drive viewers to the showroom via ads on our Home Screen. These products help advertisers achieve results from top-of-funnel broad reach awareness to bottom-of-funnel results.
Additionally, we are making it easier for advertisers to execute campaigns programmatically by expanding and deepening our relationships with third-party platforms, including retail media networks, DSPs (demand side platforms), and other strategic partners. In Q1, we continued to grow programmatic ad spend as a percentage of total video ad spend on the Roku platform. We are focused on growing both the number of advertisers we serve and the size of advertising budget, while building partnerships that expand the targeting, attribution, and measurement capabilities we offer.
A new virtual “showroom” on the Roku platform
Outlook
We are pleased with our Q1 results, particularly the third consecutive quarter of positive Adjusted EBITDA and Free Cash Flow. We believe this demonstrates our operating discipline and leverage. Looking ahead, we face difficult year-over-year growth rate comparisons within streaming service distribution activities. This headwind is due to past price increases and a higher mix shift toward ad-supported offerings. In Q2, we estimate Total net revenue of $935 million, Total gross profit of $410 million, and Adjusted EBITDA of $30 million. Looking into the second half of the year, we anticipate normal seasonal spend in Sales & Marketing for Devices, which will cause Adjusted EBITDA to slightly moderate relative to the first half of the year.
We remain confident in our ability to accelerate the growth of Platform revenue and continue to grow Adjusted EBITDA, and Free Cash Flow in 2025 and beyond. We are focused on expanding monetization of the Roku Home Screen, bolstering programmatic ad capabilities, and growing Roku-billed subscriptions. Advertisers seeking to maximize ROI need ad solutions with significant reach and innovative ad technology. Roku has a direct relationship with more than 81 million Streaming Households, and we are deepening relationships with third-party platforms including DSPs, retail media networks, and measurement partners. Our business remains well positioned to capture the billions of dollars in traditional TV ad budgets that will shift to streaming.
Thank you for your support, and Happy Streaming™!
Anthony Wood, Founder and CEO, and Dan Jedda, CFO

Roku Q1 2024 Shareholder Letter

Conference Call Webcast – April 25, 2024 at 2 p.m. PT
The Company will host a webcast of its conference call to discuss the Q1 2024 results at 2 p.m. Pacific Time / 5 p.m. Eastern Time on April 25, 2024. Participants may access the live webcast in listen-only mode on the Roku investor relations website at www.roku.com/investor. An archived webcast of the conference call will also be available at www.roku.com/investor after the call.
About Roku, Inc.
Roku pioneered streaming to the TV. We connect viewers to the streaming content they love, enable content publishers to build and monetize large audiences, and provide advertisers with unique capabilities to engage consumers. Roku streaming players and TV-related audio devices are available in the U.S. and in select countries through direct retail sales and licensing arrangements with service operators. Roku TV™ models are available in the U.S. and in select countries through licensing arrangements with TV OEM brands. Roku Smart Home products, including cameras, video doorbells, lighting, plugs, and more are available in the U.S. Roku is headquartered in San Jose, Calif. U.S.A.
Roku, Roku TV, Roku City, the Roku logo and other trade names, trademarks or service marks of Roku appearing in this shareholder letter are the property of Roku. Trade names, trademarks and service marks of other companies appearing in this shareholder letter are the property of their respective holders.

Investor Relations Conrad Grodd cgrodd@roku.com	Media Stephanie Tackach stackach@roku.com

Roku Q1 2024 Shareholder Letter

Use of Non-GAAP Measures
In addition to financial information prepared in accordance with generally accepted accounting principles in the United States (GAAP), this shareholder letter includes certain non-GAAP financial measures. These non-GAAP measures include Adjusted EBITDA and Free Cash Flow (FCF). In order for our investors to be better able to compare our current results with those of previous periods, we have included a reconciliation of GAAP to non-GAAP financial measures in the tables at the end of this letter. The Adjusted EBITDA reconciliation excludes other income (expense), net, stock-based compensation expense, depreciation and amortization, restructuring charges, and income tax (benefit)/expense from net income (loss), and the FCF reconciliation excludes purchases of property and equipment and effects of exchange rates on cash from the cash flows from operating activities, in each case where applicable. We believe these non-GAAP financial measures are useful as a supplement in evaluating our ongoing operational performance and enhancing an overall understanding of our past financial performance. However, these non-GAAP financial measures have limitations, and should not be considered in isolation or as a substitute for our GAAP financial information, such as GAAP net income (loss) and cash flows from operating activities. In addition, these non-GAAP financial measures may not be comparable to similarly titled metrics of other companies due to differences in methods of calculation.
Forward-Looking Statements
This shareholder letter contains “forward-looking” statements that are based on our beliefs and assumptions and on information currently available to us. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “continue,” “could,” “design,” “estimate,” “expect,” “may,” "plan,” “seek,” “should,” “will,” “would” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements represent our beliefs and assumptions only as of the date of this letter. These statements include those related to the expansion of our retail distribution; our ability to innovate with new products and services; the availability and functionality of our Roku-branded TVs and our Roku TV models; our ability to benefit from the accelerating shift of sports to streaming; the shift of TV and TV advertising to streaming; our ability to help streaming services acquire, engage and retain subscribers; our ability to grow subscriptions billed through Roku Pay; our ability to grow our Streaming Households; our room for growth in engagement; our ability to drive engagement; The Roku Channel’s growth; our international expansion; our ability to improve the viewer experience, including by innovations on the Roku home screen that benefit viewers and marketers; our ability to grow monetization opportunities; our ability to deliver a variety of attractive ad products; our ability to grow the number of advertisers and their ad spend on our platform; our ability to innovate our ad tech; our relationships with third-party advertising platforms, retail media networks, and measurement partners; our operational discipline and leverage; our financial outlook for the second quarter of 2024; our ability to capture traditional TV advertising budgets shifting to streaming; our ability to accelerate growth of Platform revenue and to continue to grow Adjusted EBITDA, and Free Cash Flow in 2025 and beyond; Adjusted EBITDA moderating in the second half of 2024; our additional qualitative color on our business for the rest of 2024 and beyond; and our overall business trajectory. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future. Further information on factors that could cause actual results to differ materially from the results anticipated by our forward-looking statements is included in the reports we have filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2023. Additional information also will be available in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024. All information provided in this shareholder letter and in the tables attached hereto is as of April 25, 2024, and we undertake no duty to update this information unless required by law.

Roku Q1 2024 Shareholder Letter

ROKU, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31, 2024	March 31, 2023
Net Revenue:
Platform	$754,935	$634,618
Devices	126,534	106,372
Total net revenue	881,469	740,990
Cost of Revenue:
Platform (1)	360,566	300,587
Devices (1)	132,612	102,806
Total cost of revenue	493,178	403,393
Gross Profit (Loss):
Platform	394,369	334,031
Devices	(6,078)	3,566
Total gross profit	388,291	337,597
Operating Expenses:
Research and development (1)	180,459	220,085
Sales and marketing (1)	202,124	233,919
General and administrative (1)	77,744	96,053
Total operating expenses	460,327	550,057
Loss from Operations	(72,036)	(212,460)
Other Income (Expense), Net:
Interest expense	(10)	(681)
Other income, net	25,956	23,101
Total other income, net	25,946	22,420
Loss Before Income Taxes	(46,090)	(190,040)
Income tax expense	4,765	3,564
Net Loss	$(50,855)	$(193,604)

Net loss per share — basic and diluted	$(0.35)	$(1.38)

Weighted-average common shares outstanding — basic and diluted	143,751	140,333

(1) Stock-based compensation was allocated as follows:

Cost of revenue, platform	$414	$339
Cost of revenue, devices	899	804
Research and development	37,590	38,663
Sales and marketing	32,521	34,139
General and administrative	23,208	22,527
Total stock-based compensation	$94,632	$96,472

Roku Q1 2024 Shareholder Letter

ROKU, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except par value data)
(unaudited)

	As of
	March 31, 2024	December 31, 2023
Assets
Current Assets:
Cash and cash equivalents	$2,055,728	$2,025,891
Accounts receivable, net of allowances of $26,161 and $34,127 as of	716,727	816,337
March 31, 2024 and December 31, 2023, respectively
Inventories	94,531	92,129
Prepaid expenses and other current assets	129,144	138,585
Total current assets	2,996,130	3,072,942
Property and equipment, net	251,487	264,556
Operating lease right-of-use assets	358,105	371,444
Content assets, net	249,526	257,395
Intangible assets, net	38,076	41,753
Goodwill	161,519	161,519
Other non-current assets	96,912	92,183
Total Assets	$4,151,755	$4,261,792
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$385,656	$385,330
Accrued liabilities	672,440	788,040
Deferred revenue, current portion	101,650	102,157
Total current liabilities	1,159,746	1,275,527
Deferred revenue, non-current portion	23,491	24,572
Operating lease liability, non-current portion	568,627	586,174
Other long-term liabilities	44,062	49,186
Total Liabilities	1,795,926	1,935,459
Stockholders’ Equity:
Common stock, $0.0001 par value	14	14
Additional paid-in capital	3,704,435	3,623,747
Accumulated other comprehensive income (loss)	(178)	159
Accumulated deficit	(1,348,442)	(1,297,587)
Total stockholders’ equity	2,355,829	2,326,333
Total Liabilities and Stockholders’ Equity	$4,151,755	$4,261,792

Roku Q1 2024 Shareholder Letter

ROKU, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended
	March 31, 2024	March 31, 2023
Cash flows from operating activities:
Net Loss	$(50,855)	$(193,604)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	16,473	15,636
Stock-based compensation expense	94,632	96,472
Amortization of right-of-use assets	11,876	15,301
Amortization of content assets	47,891	49,402
Foreign currency remeasurement (gains) losses	997	1,395
Change in fair value of the Strategic Investment	(574)	(3,210)
Impairment of assets	851	4,338
Provision for (recoveries of) doubtful accounts	(7)	1,890
Other items, net	(748)	(24)
Changes in operating assets and liabilities:
Accounts receivable	99,500	55,608
Inventories	(2,402)	(2,491)
Prepaid expenses and other current assets	6,665	4,964
Content assets and liabilities, net	(50,059)	(55,539)
Other non-current assets	(4,763)	4,008
Accounts payable	919	(60,055)
Accrued liabilities	(109,591)	(92,504)
Operating lease liabilities	(12,704)	(1,597)
Other long-term liabilities	170	(91)
Deferred revenue	(1,588)	6,689
Net cash provided by (used in) operating activities	46,683	(153,412)
Cash flows from investing activities:
Purchases of property and equipment	(672)	(54,243)
Purchase of Strategic Investment	—	(5,000)
Net cash used in investing activities	(672)	(59,243)
Cash flows from financing activities:
Repayments of borrowings	—	(80,000)
Proceeds from equity issued under incentive plans	8,262	891
Taxes paid related to net share settlement of equity awards	(22,206)	—
Net cash used in financing activities	(13,944)	(79,109)
Net increase (decrease) in cash, cash equivalents and restricted cash	32,067	(291,764)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(2,230)	573
Cash, cash equivalents and restricted cash —beginning of period	2,066,604	1,961,956
Cash, cash equivalents and restricted cash —end of period	$2,096,441	$1,670,765

Roku Q1 2024 Shareholder Letter

	Three Months Ended
	March 31, 2024	March 31, 2023
Cash, cash equivalents and restricted cash at end of period:
Cash and cash equivalents	$2,055,728	$1,630,052
Restricted cash, current	40,713	40,713
Cash, cash equivalents and restricted cash —end of period	$2,096,441	$1,670,765
Supplemental disclosures of cash flow information:
Cash paid for interest	$29	$867
Cash paid for income taxes	$2,144	$1,452
Supplemental disclosures of non-cash investing and financing activities:
Unpaid portion of property and equipment purchases	$86	$10,492

Roku Q1 2024 Shareholder Letter

NON-GAAP INFORMATION
(in thousands)
(unaudited)
Reconciliation of Net loss to Adjusted EBITDA:

	Three Months Ended
	March 31, 2024	March 31, 2023
Net Loss	$(50,855)	$(193,604)
Other income, net	(25,946)	(22,420)
Stock-based compensation	94,632	96,472
Depreciation and amortization	16,473	15,636
Restructuring charges (1)	1,796	31,270
Income tax expense	4,765	3,564
Adjusted EBITDA	$40,865	$(69,082)
(1) Restructuring charges for the three months ended March 31, 2024 include severance and related charges of $0.9 million, asset impairment charges of $0.9 million, and facilities exit costs of less than $0.1 million.
Restructuring charges for the three months ended March 31, 2023 include severance and related charges of $25.2 million, asset impairment charges of $4.3 million, and facilities exit costs of $1.7 million.
Free cash flow (TTM):

	Q1 23	Q2 23	Q3 23	Q4 23	Q1 24
Net cash provided by (used in) operating activities	$(243,415)	$15,383	$246,882	$255,856	$455,951
Less: Purchases of property and equipment	(201,175)	(181,803)	(144,477)	(82,619)	(29,048)
Add/(Less): Effect of exchange rate changes on cash, cash equivalents and restricted cash	(3,515)	(2,914)	(1,599)	2,654	(149)
Free cash flow (TTM)	$(448,105)	$(169,334)	$100,806	$175,891	$426,754

Roku Q1 2024 Shareholder Letter